Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Employee Benefits and Investment Committee of
SunCoke Energy, Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-183015) on Form S-8 of the SunCoke 401(k) Plan of our report dated June 21, 2021 with respect to the statements of net assets available for benefits of the SunCoke 401(k) Plan as of December 31, 2020 and 2019, and the related statement of changes in net assets available for benefits for the year then ended December 31, 2020, and the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of the SunCoke 401(k) Plan.
/s/ Caron & Bletzer, PLLC
Kingston, NH
June 21, 2021

13